Exhibit 10.9

Execution Version

ASSIGNMENT OF INTANGIBLE ASSETS

THIS ASSIGNMENT OF INTELLECTUAL PROPERTY (this “Assignment”) is entered into as of July 11, 2019 by and between Kirkman Group, Inc., a Nevada corporation (“Kirkman Group”), Kirkman Laboratories, Inc., an Oregon corporation (“Kirkman Laboratories”), Kirkman Group International, Inc., a Nevada corporation (“Kirkman Group International”, collectively with Kirkman Group and Kirkman Laboratories, “Assignors”, and each individually, an “Assignor”), and HTO Nevada Inc. a Delaware corporation (the “Assignee”). Except as otherwise defined herein, capitalized terms used in this Agreement shall have the meaning ascribed to them in the Asset Purchase Agreement, dated June 28, 2019 (the “Purchase Agreement”) by and among, the Assignors, the Assignee and certain other parties named therein.

WHEREAS, pursuant to the Purchase Agreement, Assignors have agreed to convey the Assets to Assignee.

WHEREAS, the Assets include certain items of Intangible Assets.

WHEREAS, in accordance with the Purchase Agreement, Assignors desire to sell, transfer, assign and deliver to Assignee, and Assignee desires to accept the sale, transfer, assignment and delivery of all of Assignors’ worldwide right, title and interest in and to (i) the Intangible Assets that forms part of the Assets (the “Purchased IP”), and (ii) for trademarks, all goodwill associated with the Purchased IP.

NOW, THEREFORE, in exchange for the consideration set forth in the Purchase Agreement and the mutual covenants contained herein and in the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Effective as of the Closing, Assignors do hereby sell, transfer, assign and deliver to Assignee, and Assignee hereby accepts the sale, transfer, assignment and delivery of all of Assignors’ worldwide right, title and interest in and to:

(a) all Assignors’ rights in the Purchased IP and the intellectual property rights of the Assignors that constitute, embody or cover the Purchased IP (the “Purchased IP Rights”); and

(b) all rights to sue for past or current infringement or dilution of, or damage or injury to, any of the Purchased IP and the Purchased IP Rights, whether known or unknown. Each Assignor acknowledges that subsequent to the Closing, Assignors shall not claim to possess any right, title or interest in and to the Purchased IP or Purchased IP Rights, including, without limitation, any rights to sue for infringement or dilution of, or damage or injury to, any of the Purchased IP or Purchased IP Rights, whether known or unknown, for infringement or other circumstances arising on or prior to the Closing.

2. The foregoing assigned Purchased IP and Purchased IP Rights and all right, title and interest in and to the same are to be held and enjoyed by the Assignee, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by the Assignors had this Assignment not been made.

3. To the extent applicable law does not provide for the possibility to assign and transfer title to any of the foregoing and all right, title and interest in and to the same as a matter of law due to the specific type and nature of such Purchased IP and Purchased IP Rights or right, title and interest in and to the same, each Assignor hereby grants to Assignee an irrevocable, unlimited, exclusive (even as to Assignors), perpetual, worldwide, royalty-free, transferable, fully paid license under such Purchased IP and Purchased IP Rights and all right, title and interest in and to the same, with the right to sublicense through multiple tiers of sublicensing, to use, make, have made, develop, have developed, sell, offer to sell, import, export, distribute, modify, create derivative works of, display, perform, reproduce, disclose and otherwise exploit any product or technology, and Assignee hereby accepts such license. To the extent any right, title and interest in and to the Purchased IP and Purchased IP Rights can be neither assigned nor so licensed by Assignors under applicable law, each Assignor hereby irrevocably waives and agrees never to assert nor to permit any Affiliate of Assignors to assert such non-assignable and non-licensable right, title and interest against anyone, including, without limitation, Assignee, its Affiliates, its and their successors and assigns and its and their respective customers and licensees and sublicensees.

4. Assignors jointly and severally agree, without further consideration, to execute all documents necessary to perfect such right, title, and interest in and to Assignee, its successors, assigns, and legal representatives. In the event that any Assignor is unable or unwilling to fully perform its obligations under this Section 4, such Assignor hereby irrevocably designates and appoints Assignee or its assigns and their duly authorized officers and agents as Assignor’s agents and attorneys-in-fact to act for and in Assignor’s behalf and instead of Assignor, to execute and file any registration, application or other document and to do all other lawfully permitted acts in connection with the Purchased IP and related rights assigned to Assignee hereunder.

5. This Assignment is executed pursuant to, in furtherance of and is subject to and governed by, the terms and conditions of the Purchase Agreement. Notwithstanding any other provision of this Assignment to the contrary, nothing contained in Assignment shall in any way supersede, modify, rescind, waive, expand or in any way affect the provisions, including, without limitation, the representations, warranties, covenants, indemnities and conditions, of the Purchase Agreement. This Assignment is contingent upon the closing of the Transaction (as defined in the Purchase Agreement). In the event that the Transaction does not close, then this Assignment shall be null and void, and the parties shall have no further obligations hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment of Intangible Assets to be executed as of the date first written above.

ASSIGNORS

KIRKMAN GROUP, INC.,
as Assignor

By:
Name:	David Humphrey
Title:	Chief Executive Officer

KIRKMAN LABORATORIES, INC.,
as Assignor

By:
Name:	David Humphrey
Title:	President

KIRKMAN GROUP INTERNATIONAL, INC., as
Assignor

By:
Name:	David Humphrey
Title:	President

/Signature Page to Assignment of Unregistered IP/

IN WITNESS WHEREOF, the parties hereto have caused this Assignment of Intangible Assets to be executed as of the date first written above.

ASSIGNEE

HTO NEVADA INC.

By:	/s/ Rod Wolterman
Name:	Rod Wolterman
Its:	President

[Signature Page to Assignment of Unregistered IP]